EXHIBIT 99.2


                         TEXACO REPORTS RESULTS
                         ----------------------
                      FOR THE FIRST QUARTER 1994
                      --------------------------

FOR IMMEDIATE RELEASE:  MONDAY, APRIL 25, 1994.
- ----------------------------------------------
     WHITE PLAINS, N.Y., April 25 - Texaco Inc. announced today that consolidated worldwide net income from continuing operations for the first quarter of 1994 was $202 million, or $0.69 per share, as compared with $281 million, or $0.98 per share, for the first quarter of 1993.
     Prior to the restatement for the now discontinued chemical operations, results for the first quarter 1993 were $278 million, or $0.97 per share.
     In commenting on 1994's first quarter performance Alfred C. DeCrane, Jr., Texaco's Chairman of the Board and Chief Executive Officer, stated, "Continued benefits from business process improvements, cost containment programs and increased international crude oil production levels were not enough to offset the impact of significantly reduced crude oil prices, which prevailed throughout the quarter. These prices were more than $4 per barrel below the U.S. prices of last year, and more than $3 per barrel lower inter-nationally. The downstream business experienced strong operational perform-ance, which included improved U.S. results on the East and Gulf Coasts. Natural gas prices in the U.S. were $0.33 per thousand cubic feet higher than in the first quarter 1993."

                                 - more -

OPERATING EARNINGS FROM CONTINUING OPERATIONS
PETROLEUM AND NATURAL GAS
     UNITED STATES

     Exploration and production earnings for the first quarter of 1994 were $75 million, as compared to $133 million for the first quarter 1993. The results for 1994 reflect crude oil prices that have declined sharply since last summer. Crude oil prices realized in the first quarter 1994 were $4.44 per barrel lower than in the first quarter of 1993. However, upstream earnings benefitted somewhat from an increase in natural gas prices over the first quarter of last year. U.S. production for the 1994 quarter decreased, in part, as a result of sales and joint venturing of selected gas properties in late 1993.
     Manufacturing and marketing results were $78 million for the first quarter of 1994, as compared to $49 million for the first quarter of 1993. Earnings for 1994 benefitted from higher margins, mainly on the East and Gulf Coasts, as a result of lower refinery feedstock costs. Partially offsetting the improved margins was scheduled maintenance in 1994, principally at the Puget Sound refinery in Washington state. Sales of branded gasoline showed a strong increase in March of 1994, reflecting the successful introduction of Texaco's New CleanSystem3 gasoline throughout the United States.


                                 - more -

     INTERNATIONAL

     Exploration and production earnings were $45 million for the first quarter of 1994, as compared to $79 million for the first quarter of 1993. The decline in the comparative first quarter results is due to the substan-tial drop in crude oil prices, partly offset by enhanced and new production. Production was up 28 percent mainly as a result of increases in the U.K. and Danish sectors of the North Sea, Indonesia and Partitioned Neutral Zone between Kuwait and Saudi Arabia.
     Manufacturing and marketing results were $125 million for the first quarter of 1994, as compared to $122 million for the first quarter of 1993. Increased sales in Latin America benefitted the comparative first quarter earnings, as did slightly higher margins in Brazil. Higher margins in the U.K. were offset by lower margins in the remainder of Europe and West Africa.


CORPORATE/NONOPERATING RESULTS FROM CONTINUING OPERATIONS

     Corporate/nonoperating expenses for the first quarter of 1994 were $120 million, as compared to expenses of $99 million for the first quarter of 1993. This increase was mainly due to higher after tax interest expense, partly offset by lower corporate overhead.


CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures for continuing operations, including equity in such expenditures of affiliates, were $624 million for the first quarter of 1994, as compared with $534 million for the same period in 1993.

                                 - more -

     Upstream expenditures increased in the United States, reflecting additional drilling activities, with particular emphasis on developmental gas projects. Internationally, increased upstream activities in Indonesia and Australia were more than offset by lower expenditures in the U.K. North Sea where successful project completions continue to result in higher production volumes.
     Downstream expenditures increased in 1994, principally as a result of a refinery upgrade project in Panama. In the United States, expenditures declined somewhat due to the completion of refinery upgrade projects underway in 1993 by Texaco's affiliate, Star Enterprise.


DISCONTINUED CHEMICAL OPERATIONS

     The sale of Texaco Chemical Company (other than Texaco's lubricant additives business) was consummated with Huntsman Corporation on April 21, 1994. Final events related to the closing will result in further net charges projected at less than $50 million. Texaco continues to cooperate with Huntsman Financial Corporation to explore the sale of the lubricant additives business to a third party. In the absence of such a third party sale, Huntsman Financial Corporation is scheduled to acquire this business by September 30, 1994.
                                  - xxx -

NOTE TO EDITORS:  Tables for the first quarter are attached.


CONTACTS:     Dave Dickson          914-253-4128
              Jim Swords            914-253-4103
              Cynthia Michener      914-253-4743
              Jim Reisler           914-253-4389

                                                           First Quarter
                                                      -----------------------
                                                        1994           1993 (a)
                                                        -----          ----
FUNCTIONAL NET INCOME ($000,000)
- -------------------------------
Operating Earnings (Losses) from
  Continuing Operations
  Petroleum and natural gas
    Exploration and production
      United States                                   $  75           $ 133
      International                                      45              79
                                                      -----           -----
       Total                                            120             212
                                                      -----           -----

    Manufacturing, marketing and
    distribution
      United States                                      78              49
      International                                     125             122
                                                      -----           -----
       Total                                            203             171
                                                      -----           -----

        Total petroleum and natural gas                 323             383

  Nonpetroleum                                           (1)             (3)
                                                      -----           -----
        Total operating earnings                        322             380

Corporate/Nonoperating                                 (120)            (99)
                                                      -----           -----

Net income from continuing operations                   202             281

Discontinued chemical operations                         -               (3)
                                                      -----           -----

        Total net income                              $ 202           $ 278
                                                      =====           =====

Per common share (dollars):
Net income (loss):
      Continuing operations                           $ .69           $ .98
      Discontinued operations                            -             (.01)
                                                      -----           -----
        Total net income                              $ .69           $ .97
                                                      =====           =====

Average number of common shares
  outstanding (000,000)                               259.2           258.8



(a) Restated to reflect the separate identification of discontinued chemical operations.

                                                             First Quarter
                                                         ---------------------
                                                         1994          1993 (a)
                                                         ----          ----

OTHER FINANCIAL DATA ($000,000)
- ------------------------------
Revenues from continuing operations                    $ 7,434        $ 8,233

Total assets as of Mar. 31   (b)                       $26,300        $26,021

Stockholders' equity as of Mar. 31 (b)                 $10,300        $10,060

Total debt as of Mar. 31     (b)                       $ 7,000        $ 6,654

Capital and exploratory expenditures
  Texaco Inc. and subsidiary companies
    Exploration and production
       United States                                   $   270        $   140
       International                                       123            176
                                                       -------        -------
         Total                                             393            316
                                                       -------        -------

    Manufacturing, marketing and
     distribution
       United States                                        50             53
       International                                        53             26
                                                       -------        -------
         Total                                             103             79
                                                       -------        -------

    Other                                                    6              7
                                                       -------        -------
         Total Texaco Inc. and
           subsidiaries                                    502            402
                                                       -------        -------

  Equity in affiliates
       United States                                        25             37
       International                                        97             95
                                                       -------        -------
         Total equity in affiliates                        122            132
                                                       -------        -------
            Total continuing
             operations                                    624            534

  Discontinued chemical operations                          19             23
                                                       -------        -------
            Total                                      $   643        $   557
                                                       =======        =======

Dividends paid to common
  stockholders                                         $   207        $   207

Dividends per common share (dollars)                   $   .80        $   .80

Dividend requirements for preferred
  stockholders                                         $    24        $    27

(a) Restated to reflect the separate identification of discontinued chemical operations.

(b)  Preliminary

                                                           First Quarter
                                                        -------------------
                                                        1994           1993
                                                        ----           ----

OPERATING DATA - INCLUDING INTERESTS
- ------------------------------------
  IN AFFILIATES
  -------------
   Net production of crude oil and
     natural gas liquids (000 BPD)
       United States                                     408            428
       Other Western Hemisphere                           20             20
       Europe                                            117             77
       Other Eastern Hemisphere                          239            200
                                                       -----          -----
         Total                                           784            725

   Net production of natural gas -
     available for sale (000 MCFPD)
       United States                                   1,675          1,762
       International                                     330            242
                                                       -----          -----
         Total                                         2,005          2,004

   Natural gas sales (000 MCFPD)
       United States                                   2,914          2,780
       International                                     349            260
                                                       -----          -----
         Total                                         3,263          3,040

   Natural gas liquids sales
   (including purchased LPGs) (000 BPD)
       United States                                     196            210
       International                                      61             38
                                                       -----          -----
         Total                                           257            248

   Refinery input (000 BPD)
       United States                                     613            668
       Other Western Hemisphere                           51             54
       Europe                                            329            329
       Other Eastern Hemisphere                          478            451
                                                       -----          -----
         Total                                         1,471          1,502

   Refined product sales (000 BPD)
       United States                                     816            812
       Other Western Hemisphere                          310            290
       Europe                                            462            479
       Other Eastern Hemisphere                          723            761
                                                       -----          -----
         Total                                         2,311          2,342